Exhibit 4.1

Clifford Chance PARTNERSCHAFT MIT BESCHRÄNKTER BERUFSHAFTUNG

pegasus digital mobility acquisiiton corp.

PEGASUS TOPCO b.v.

Continental Stock Transfer & Trust Company

FORM OF WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

FORM OF WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this "Agreement") dated as of [●], 2023, is made and entered into by and among Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company (the "Company"),      Pegasus TopCo B.V., a Dutch private limited liability company, to be converted into a Dutch public limited liability company and to be renamed [●] N.V. promptly following the Share Exchange as defined below (the "TopCo"), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the "Warrant Agent").

RECITALS

(A)	WHEREAS, The Company and the Warrant Agent are parties to a warrant agreement, dated as of October 21, 2021, and filed with the United States Securities and Exchange Commission (including all Exhibits thereto, the "Existing Warrant Agreement"),

(B)	The Company has issued and sold (a) 9,750,000 warrants to Pegasus Digital Mobility Sponsor LLC (collectively, the "Private Placement Warrants") to purchase the Company's Class A ordinary shares, par value $0.0001 per share (the "Class A Shares"), with each Private Placement Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share, and (b) 11,250,000 warrants as part of units to public investors in a public offering (the "Public Warrants" and together with the Private Placement Warrants the "Warrants") to purchase Class A Shares, with each whole Public Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share, subject to adjustment as described in the Existing Warrant Agreement;

(C)	All of the Warrants are governed by the Existing Warrant Agreement;

(D)	The Company, Gebr. Schmid GmbH, a German limited liability company, TopCo and Pegasus MergerSub Corp., a Cayman Islands exempted company (the "Merger Sub") entered into a Business Combination Agreement, dated as of [●], 2023 (the "Business Combination Agreement");

(E)	On [●], 2023, pursuant to the provisions of the Business Combination Agreement, Merger Sub merged with and into the Company (the "Merger"), with Merger Sub as the surviving company in the Merger (the "Surviving Company"), and immediately following the Merger, TopCo acquired as a contribution in kind in exchange of newly issued ordinary shares of TopCo (the "TopCo Shares") all shares of common stock of the Surviving Company that were issued in the Merger (the "Share Exchange" and together with the Merger the "Transaction") and the Surviving Company became a wholly owned subsidiary of TopCo;

(F)	As provided in Section 4.5 of the Existing Warrant Agreement, the Warrants are no longer exercisable for Class A Shares but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for TopCo Shares;

(G)	The Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a "Business Combination" (as such term is defined in the Existing Warrant Agreement);

(H)	TopCo has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for TopCo Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

(I)	The Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to TopCo and TopCo wishes to accept such assignment; and

(J)	Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity or correcting any mistake or defective provision thereof or adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the rights of the registered holders of the Warrants under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1.	Assignment and Assumption; Consent

1.1	Assignment and Assumption

The Company hereby assigns to TopCo all of the Company's right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and TopCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company's liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Share Exchange. As a result of the preceding sentence, effective immediately following the completion of the Share Exchange, each Warrant will be exchanged for a warrant to subscribe for TopCo Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby). TopCo consents to payment of the Warrant Price (as defined in the Existing Warrant Agreement) in a currency other than Euro upon an exercise of such warrants for TopCo Shares in accordance with the terms of the Existing Warrant Agreement.

1.2	Consent

The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to TopCo pursuant to Section 1.1 hereof effective immediately following the completion of the Share Exchange, and the assumption of the Existing Warrant Agreement by TopCo from the Company pursuant to Section 1.1 hereof effective immediately the completion of the Share Exchange, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Share Exchange, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.	Amendment of Existing Warrant Agreement

2.1	The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective immediately upon the completion of the Share Exchange, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

2.2	Preamble

All references to "Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company" in the Existing Warrant Agreement shall refer instead to "Pegasus TopCo B.V., a private limited liability company incorporated under the laws of the Netherlands" or "[●] N.V., a public limited liability company incorporated under the laws of the Netherlands", as applicable. As a result thereof, all references to the "Company" in the Existing Warrant Agreement shall be references to TopCo rather than to Pegasus Digital Acquisition Mobility Corp.

2.3	Reference to TopCo Shares

All references to "Class A ordinary shares" and "$0.0001 par value" in the Existing Warrant Agreement shall refer instead to "ordinary shares in the capital of TopCo" and "with a par value of [EUR [●]] per share", respectively. As a result thereof, all references to "Ordinary Shares" in the Existing Warrant Agreement shall be references to TopCo Shares rather than to Class A ordinary shares.

2.4	Notice

The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

[●]

[address]

[address]

Attn: Stefan Berger

Email: sberger@pegasusdm.com

3.	Miscellaneous Provisions

3.1	Effectiveness of Agreement

Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Share Exchange.

3.2	Examination of the Existing Warrant Agreement

A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder's Warrant for inspection by the Warrant Agent.

3.3	Governing Law and Exclusive Forum

This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction.

3.4	Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

3.5	Entire Agreement

Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Company, TopCo and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

PEGUSUS DIGITAL MOBILITY ACQUISITION CORPORATION

By:

Name:
Title:

PEGASUS TOPCO B.V.

By:

Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:

Name:
Title:

[Signature Page to Warrant Assumption Agreement]

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